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                                                                    EXHIBIT 10.1

                                    AMENDMENT

        This is an Amendment dated as of May 22, 2000 to the Employment Agreement ("Agreement") dated May 22, 1998 by and between OrthAlliance, Inc. ("Company") and Stephen M. Toon ("Employee").

        1. Capitalized terms not otherwise defined herein shall have the same meaning as contained in the Agreement.

        2. The term of the Agreement is hereby extended until August 31, 2002.

        3. Exhibit A to the Agreement was modified during the term of the Agreement and an updated Exhibit A is attached hereto and incorporated herein.

        4. Except as otherwise provided herein, the Agreement remains in full force and effect.

        In witness whereof, the parties have entered into this Amendment as of the date first written above.

OrthAlliance, Inc.


By:     /s/ Paul H. Hayase              /s/ Stephen M. Toon
   --------------------------------     -----------------------------------
Title:  Senior Vice President           Stephen M. Toon


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                                    Exhibit A

        Employee is eligible to receive compensation for his solicitation and enrollment of new orthodontic and pediatric dental practices ("Prospect Practices") that affiliate with the Company pursuant to the following terms:

        1.      Acceptance of Prospect Practices.

                In order to affiliate with the Company, Prospect Practices must provide such information and documentation and execute such agreements and documentation as the Company may require from time to time. The acceptance of such information, agreements and documentation from all Prospect Practices shall be subject to the approval of Company and Company, in its sole discretion, may withhold such approval.

        2.      Terms of Affiliation.

                Company shall have the right, in its sole discretion, to determine the terms and conditions for the Prospect Practices to affiliate with the Company and Company may change such terms and conditions in any respect at any time without prior notice to Employee.

        3.      Computation of Commissions.

                Subject to the next paragraph, Employee shall be paid a commission, of an amount equal to up to Two Percent (2%) of the Adjusted Gross Revenue for each Prospect Practice in the territory assigned to Employee from time to time by the Company ("Territory") that affiliates with the Company during the term of this Agreement. As used herein, a Prospect Practice will not be deemed to have affiliated with the Company unless and until all of the information, contracts and documentation required by the Company have been accepted by the Company as set forth in Section 1 above and all necessary government filings and approvals have been completed and obtained. As used herein, Adjusted Gross Revenue shall mean the Prospect Practice's annual adjusted gross revenue used by the Company for valuation purposes.

                Company shall have the right to recruit Prospect Practices through any and all avenues, including but not limited to the efforts of its affiliated orthodontists and pediatric dentists to recruit Prospect Practices in the Territory and the use of other recruitment representatives in the Territory. In the event that the Company is required to pay any commissions, fees or other amounts to any other persons or entities in connection with the solicitation and recruitment of any Prospect Practice in the Territory, the Prospect Practice shall be deemed to be a "split account," and the amount of the commission payable to the Representative for such Prospect Practice shall be reduced. The President and CEO of the Company shall determine in his sole discretion the amount of the reduction of the commission that would have been determined payable pursuant to this Section 3 for such split account.


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        4.      Stock Options.

                Employee shall be entitled to receive stock options to purchase shares of Class A Common Stock of the Company for each Prospect Practice that affiliates with the Company, provided that the Company's Class A Common Stock is publicly traded. The number of options shall be an amount equal to .002 times the Adjusted Gross Revenue of the applicable Prospect Practice. By way of example and not limitation, Employee would receive a stock option for Two Thousand (2,000) shares of Class A Common Stock when a Prospect Practice with Adjusted Gross Revenue of One Million Dollars ($1,000,000) affiliates with the Company (.002 x 1,000,000 = 2,000). Subject to the terms of the applicable stock option plan, (i) the stock options will be granted as of the closing date of the affiliation of the Prospect Practice, (ii) the options will vest twenty percent (20%) on the date of grant and twenty percent (20%) per year on each anniversary of the date of grant and (iii) the exercise price for the stock options shall be the closing price on the date of grant.